Exhibit (10)H

                                FNB CORPORATION

                   NON-EMPLOYEE DIRECTOR ANNUAL COMPENSATION

                  Effective May 11, 2005 through May 9, 2006


                            Non-Qualified
                             Stock Option    Unrestricted        Total
                  Cash          Award         Stock Award    Consideration
                (Monthly)     (Annually)       (Annually)      (Annually)

Director         $1,000         $6,000           $6,000         $24,000
                 $1,500         $6,000           $6,000         $30,000


Cash:

Non-employee directors of FNB Corporation (the "Corporation") receive monthly cash compensation of $1,000. The Chairman of the Board of Directors receives additional monthly cash compensation of $500, for total cash compensation of $1,500 per month.

Equity:

All directors, including the Chairman, receive an annual award of $6,000 in non-qualified stock options and $6,000 in unrestricted common stock. On May 11, 2005, pursuant to Sections 9.1 and 9.2 of Article 9 of the FNB Corporation 2000 Incentive Stock Plan, each non-employee director was granted non-qualified stock options to purchase 873 shares of FNB Corporation common stock at $25.05 per share, the fair market value on the date of grant. Each non-employee director was also granted 240 shares of unrestricted FNB Corporation common stock. As granted, the stock options were to vest in equal increments over four years on the first, second, third, and fourth anniversary of the award date, or earlier if the director were to leave the board by reason of retirement, death, disability, or change in control. However, in connection with the Corporation's decision to accelerate the vesting of all options outstanding on December 31, 2005 to reduce the non-cash compensation expense that the Corporation would otherwise be required to recognize upon adopting SFAS 123(R), all of these stock options vested in full as of December 31, 2005. The stock options expire on May 10, 2015.